EX-99.B-1-tkartsup

                             TMK/UNITED FUNDS, INC.
                             ARTICLES SUPPLEMENTARY

     TMK/UNITED FUNDS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Maryland, having its principal office in the State of Maryland in Baltimore, Maryland (hereinafter referred to as the "Corporation"), DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of the Corporation, at a meeting held on October 16, 1996, adopted resolutions authorizing the creation of an additional class of shares of the capital stock of the Corporation designated Science and Technology Portfolio by setting, before the issuance of such shares, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption thereof as hereinafter set forth.

     SECOND: That there are no changes in the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the Corporation's capital stock, as set forth in the Corporation's Articles of Incorporation.

     THIRD; That the Board of Directors reclassified and designated the one billion (1,000,000,000) authorized shares of capital stock of the Corporation, each having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as set forth in the Corporation's Articles of Incorporation, as follows:

          100,000,000 shares  International Portfolio
          100,000,000 shares  Small Cap Portfolio
           50,000,000 shares  Balanced Portfolio
           50,000,000 shares  Limited-Term Bond Portfolio
          100,000,000 shares  Bond Portfolio
          100,000,000 shares  Income Portfolio
          100,000,000 shares  High Income Portfolio
          100,000,000 shares  Growth Portfolio
          100,000,000 shares  Money Market Portfolio
          100,000,000 shares  Asset Strategy Portfolio
          100,000,000 shares  Science and Technology Portfolio

     FOURTH: That the aforesaid action by the Board of Directors was taken in accordance with the authority contained in Article Fifth of the Corporation's Articles of Incorporation.

     IN WITNESS WHEREOF, TMK/United Funds, Inc. has caused its corporate seal to be hereunto affixed and these Articles Supplementary to be signed in its name and on its behalf by Sharon K. Pappas, its Vice President, and attested by Sheryl Strauss, its Assistant Secretary, this 4th day of April, 1997.

                         TMK/UNITED FUNDS, INC.

(Corporate seal)

                         By:/s/Sharon K. Pappas
                         ----------------------
                              Sharon K. Pappas
                              Vice President



ATTEST:

/s/Sheryl Strauss
-----------------

Sheryl Strauss
Assistant Secretary



     I, Sharon K. Pappas, a Vice President of TMK/United Funds, Inc., am duly authorized to make this verification, and hereby state that I executed the foregoing Articles Supplementary, and acknowledge, in the name and on behalf of the corporation, the same to be the act of TMK/United Funds, Inc., and further that to the best of my knowledge, information and belief the matters and facts set forth therein are true in all material respects and that this statement is made under the penalties for perjury.


                         /s/Sharon K. Pappas
                         -------------------
                         Sharon K. Pappas